EXHIBIT 99.1
Company Contacts:
Stephen A. Heit, President
800-524-2720

FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Year End 2012 Results and Fiscal 2013 First Quarter Dividend

East Rutherford, NJ, March 7, 2013: CCA Industries, Inc. (NYSE MKT: “CAW”), a manufacturer and marketer of health and beauty aids, announced today its results for the fiscal year ended November 30, 2012. The Company had total revenues for fiscal 2012 of $53,775,675, and net income of $465,452 as compared to total revenues of $49,511,889 and net income of $491,698 for fiscal 2011. Basic and fully diluted earnings per share were $0.07 for both fiscal 2012 and 2011. Total revenues for the fourth quarter of 2012 were $11,373,749, as compared to $11,826,482 for the fourth quarter of 2011. Net loss for the fourth quarter of 2012 was $(352,929) as compared to $(3,433) for the fourth quarter of 2011. Basic and fully diluted loss per share were $(0.05) for the fourth quarter of 2012 as compared to $(0.00) in the fourth quarter of fiscal 2011.

The Company also announces that the Board of Directors declared a dividend of $0.07 per share for the first quarter of 2013 to all shareholders of record as of March 19, 2013, and payable on April 19, 2013, the Company's thirty-fifth consecutive quarterly dividend.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T “ Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone”, medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash 'N Curl” shampoos and conditioners and Pain Bust RII an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties as detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA Industries, Inc.

Quarter Ended November 30,	2012	2011

Revenues	$11,373,749	$11,826,482

Net Loss	$(352,929)	$(3,433)

Loss per share - Basic	$(0.05)	$—
Earnings per share - Diluted	$(0.05)	$—

Weighted Average Shares Outstanding - Basic	7,054,442	7,054,442

Weighted Average Shares Outstanding - Diluted	7,054,442	7,054,442

For Year Ended November 30,	2012	2011

Revenues	$53,775,675	$49,511,889

Net Income	$465,452	$491,698

Earnings per share - Basic	$0.07	$0.07
Earnings per share - Diluted	$0.07	$0.07

Weighted Average Shares Outstanding - Basic	7,054,442	7,054,442

Weighted Average Shares Outstanding - Diluted	7,054,442	7,054,442